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                                               FILED PURSUANT TO RULE 424(B)(3)
                                                     REGISTRATION NO. 333-80823

PROSPECTUS
----------

                                 17,896 Shares


                                IFX CORPORATION


                                  Common Stock
                           ($.02 par value per share)


     This prospectus relates to 17,896 shares of our common stock that may be offered for sale or otherwise transferred from time to time by one or more of the selling stockholders identified in this prospectus. The aggregate net proceeds to the selling stockholders from the sale of the shares of IFX common stock will equal the sales price of such shares of common stock, less any commissions. See "Plan of Distribution." We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The expenses incurred in registering the 17,896 shares of common stock, including legal and accounting fees, will be paid by us.

     All of the 17,896 shares of common stock offered hereby were acquired by the selling stockholders from us in connection with our May 1999 acquisition of a Bolivian Internet service provider business. All of the shares offered hereby will be available immediately for sale hereunder. See "Selling Stockholders."

     Our common stock is listed on the Nasdaq SmallCap Market under the symbol "FUTR." The last reported sale price of our common stock on June 14, 1999 on the Nasdaq SmallCap Market was $17 13/16 per share.

     Our principal executive offices are located at 200 West Adams Street, Suite 1460, Chicago, Illinois 60606, and our telephone number is (312) 419-9530.

     Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 3.


                               ----------------


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------


                 The date of this Prospectus is June 29, 1999.
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                  -------------------------------------------
                  -------------------------------------------

     YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDERS HAVE AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                                --------------

                               TABLE OF CONTENTS

RISK FACTORS.......................................................   3

FORWARD-LOOKING STATEMENTS.........................................   9

IFX'S BUSINESS.....................................................   9

USE OF PROCEEDS....................................................  11

SELLING STOCKHOLDERS...............................................  12

PLAN OF DISTRIBUTION...............................................  12

DESCRIPTION OF SECURITIES..........................................  14

LEGAL MATTERS......................................................  15

EXPERTS............................................................  15

WHERE TO FIND MORE INFORMATION.....................................  15

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE....................  16

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                                  RISK FACTORS

     You should consider carefully the following factors and the other information in this Prospectus before deciding to invest in shares of our common stock, $.02 par value per share (the "Common Stock").

Lack of Operating History and Experience in the Internet Service Business

     Prior to July 1996, our primary business was providing commodity brokerage services. Recently, we have begun to pursue the development of Internet services and the acquisition of Internet service providers ("ISPs") in South America and Mexico; however our acquisition and development strategy is in the early development stages. We have limited experience in providing Internet services and, accordingly, a limited operating history upon which an evaluation of our prospects can be made. Such prospects must be considered in light of the substantial risks, expenses and difficulties encountered by new entrants in the Internet services industry. These risks include identification of entry opportunities, intense competition, changing technology and evolving industry standards, changing user demand for Internet access and other Internet services, dependence upon the Internet and general economic conditions in the region.

     Our success in the ISP business will also depend upon our ability to hire and retain qualified executive and management employees with significant experience in managing and expanding an Internet services business in the markets in which we seek to operate. We can give no assurance that we will be able to successfully hire, retain or motivate qualified employees. Further, we can give no assurance that we will be successful in acquiring or building the necessary Internet service network or that the services we offer over any such network will be profitable.

Issuance of Additional Shares - Risk of Substantial Dilution

     In November 1998, we entered into a joint venture with International Technology Investments, LC ("International Technology") to provide Internet services and to make investments in existing ISPs and related businesses, primarily in Latin America and other international markets. In connection with the formation of the joint venture, International Technology obtained an option to purchase up to 5,500,000 shares of our Common Stock for $2.00 per share. This purchase option expires in January 2002; however, if International Technology makes additional capital contributions of at least $3,000,000 to the joint venture before January 2002, the expiration date of the option will be extended until January 2004. See "IFX's Business." As of the date of this Prospectus, 5,500,000 shares represents approximately 45% of the outstanding shares of our Common Stock. The interests of our stockholders, including those investors purchasing shares of our Common Stock being registered hereunder, could be substantially diluted by the exercise of this purchase option. In addition, we cannot predict the effect, if any, that market sales of the shares issuable upon exercise of such option, or the availability of such shares for future sales, will have upon the market price of shares of Common Stock prevailing from time to time.

Dependence upon the Creation of a Network Infrastructure

     Our success depends upon our ability to create an Internet network infrastructure that covers significant regions or areas of Latin American countries. Our success will also depend upon the ability of our customers to access this network with ease of use and to have a high quality Internet experience with consistency of service throughout the network. Our primary strategy for creating the necessary infrastructure is to acquire ISPs that have an existing network infrastructure, qualified personnel and an existing subscriber base and, in certain countries, to develop such ISPs with local partners. We also anticipate that expansions and adaptations of our network infrastructure will be necessary to supplement our acquisition strategy. This will require substantial financial, operational and managerial resources. We can give no assurance that we will be able to acquire and develop a network infrastructure in Latin America necessary to compete successfully with the industry's evolving standards on a timely or cost-effective basis, or at all. Also, we may not be able to deploy successfully any expanded and

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adapted network infrastructure.  Failure to create a successful infrastructure may materially adversely affect our business and operating results.

     The process of consolidating our ISPs and integrating our regional operations may take a significant period of time, may place a significant strain on our resources, and could prove to be more expensive than predicted. We may increase expenditures in order to accelerate the integration and consolidation of our ISPs with the goal of achieving longer-term cost savings and improved profitability. These expenses may include the following, among others: the elimination of redundant staffing positions; personnel relocation; the cancellation of overlapping unnecessary Internet access contracts; the closure of redundant points of presence; system upgrades; and the integration of these ISPs' operations onto our network, customer care, billing, financial and other international support systems. However, we can give no assurance that these projected long-term cost savings and improvements in profitability can or will be realized. Further, we can give no assurance that customer support resources will be sufficient to manage the growth in our business or that we will be successful in implementing our expansion program in whole or in part.

Challenges of Growth By Acquisitions

     We are dependent on our ability to identify and acquire ISPs that meet our acquisition criteria. We seek to create a market presence internationally, to become strong in Internet connectivity and web hosting core service platforms, and to add additional enhanced service capabilities through these acquisitions. We expect that competition for appropriate acquisition candidates may be significant. We may compete with other communications companies with similar acquisition strategies, many of which may be larger, have greater financial and other resources and be owned or partially-owned by foreign governments. Competition for independent ISPs is based on a number of factors, including price, terms and conditions, size and access to capital, ability to offer cash, stock or other forms of consideration and other matters. We can give no assurance that we will be able to identify suitable ISPs or be able to complete any acquisitions of or investments in those targeted ISPs on acceptable terms and conditions.

     Once consummated, these acquisitions will continue to present certain risks, including:

     - the difficulty of integrating the acquired operations, technology and personnel;

     - the possible inability of our management to maximize our financial and strategic position by the successful incorporation of acquired technology and products into our service offerings and to maintain uniform standards, controls, procedures and policies;

     - the possible acquisition of substantial contingent or undisclosed liabilities;

     - the risks of entering markets in which we have little or no direct prior experience; and

     - the potential impairment of relationships with employees and customers as a result of changes in management or other business operations.

     We may not be successful in overcoming these risks or any other problems encountered in connection with future acquisitions. In addition, future acquisitions could materially adversely affect our operating results as a result of dilutive issuances of equity securities, the incurrence of additional debt or the amortization of expenses related to goodwill and other intangible assets. Further, our ability to complete transactions with ISPs may require significant additional financial resources.

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Risks Associated With an Internet Business

     Our business is exposed to risks associated with the ISP business, many of which are significant. In particular, the laws relating to the regulation and liability of Internet access providers in relation to information carried or disseminated is undergoing a process of development in many countries. Decisions, laws, regulations and other activities regarding regulation and content liability may significantly affect the development and profitability of companies offering on-line and Internet access services. Although we will implement certain network security measures, such as limiting physical and network access to our routers, the network's infrastructure is potentially vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or other Internet users, which could lead to interruptions of, delays in or cessation of service to our customers. Furthermore, inappropriate use of the Internet by third parties could also potentially jeopardize the security of confidential information stored in the computer systems of our customers and, in turn, could deter potential customers and adversely affect
existing customer relationships.   We rely on local telephone companies and
other companies to provide data communications capacity via local telecommunications lines. We may experience disruptions or capacity constraints in these telecommunications services and may have no means of replacing these services on a timely basis, or at all.

     Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes which directly or indirectly affect telecommunications costs or increase the likelihood or scope of competition from telecommunications companies, could affect our pricing. Additional laws could cover issues such as content, user pricing, privacy, libel, intellectual property protection and infringement, and technology export and other controls. We can give no assurance that violations of local laws will not be alleged or charged by foreign governments, that we might not unintentionally violate such laws or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on our business, results of operations and financial condition. In addition, our subscribers may discontinue their service at the end of any month for any reason. Our revenue will depend on our ability to attract and retain such subscribers.

     We may be dependent on third parties to stimulate demand for our products and services where we do not have a direct sales force. These channel partners include computer and telecommunications resellers, value added resellers, original equipment manufacturers, systems integrators, web designers and advertising agencies. If we fail to gain commercial acceptance in certain markets, these channel partners may discontinue their relationships with us. The loss of channel partners, the failure of such parties to perform under agreements with us, or the inability to attract other channel partners with the expertise and industry experience required to market our products and services could have a material adverse effect on our operating results.

Risks Associated With International Operations and Expansion

     Our Internet business is focused on Central and South American markets. We can give no assurance that acceptance of the Internet or demand for Internet connectivity, web hosting and other enhanced Internet services will increase significantly in these markets. However we believe that it will be necessary to move quickly into international markets in order to establish critical market presence and credibility, though we can give no assurance that we will be able to do so.

     We may need to enter into joint ventures or other strategic relationships with one or more third parties in order to conduct our foreign operations successfully. However, we can give no assurance that we will be able to identify joint venture or strategic partners in these markets or that we will be able to obtain the permits and operating licenses required to conduct business and offer Internet services in these markets. In addition to the uncertainty as to our ability to create an international presence, there are certain additional risks inherent in doing business on an international level. Such risks include:


                                       5
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     -    competition from government-owned or subsidized businesses, including telecommunication companies and ISPs;

     - unexpected changes in or delays resulting from regulatory, licensing and foreign investment requirements, tariffs, customs, duties and other trade barriers;

     -    difficulties in staffing and managing foreign operations;

     -    longer payment cycles and problems in collecting accounts receivable;

     - political instability, expropriation, nationalization, war, insurrection and other political risks;

     - high levels of inflation, fluctuations in currency exchange rates or foreign exchange controls which restrict or prohibit repatriation of funds;

     -    poor quality of telecommunications and lack of technological advances;

     -    technology export and import restrictions or prohibitions; and

     -    potentially adverse tax consequences.

     We can give no assurance that such factors will not have an adverse effect on our future international operations. In addition, we can give no assurance that laws or administrative practice relating to telecommunications, taxation, foreign exchange or other matters of countries within which we may operate will not change in a manner adverse to our business. Any such change could have a material adverse effect on our business, financial condition and results of operations.

Volatility of Stock Price

     The Common Stock may be subject to significant price fluctuations in response to a variety of factors, including quarterly variations in operating results, public announcements of acquisitions, strategic alliances and joint ventures, general conditions in the Internet industry, and general economic and market conditions in the markets in which we operate. In addition, the stock market has experienced significant price and volume fluctuations that have adversely affected the market prices of equity securities of some companies, including companies in the Internet service business, and that often have been unrelated to the operating performance of such companies.

Competition; Pricing Fluctuation

     The market for Internet connectivity and related services is extremely competitive, characterized by rapidly changing technology and evolving standards which can be significantly influenced by the marketing and pricing decisions of the largest industry participants. We anticipate that competition will continue to intensify as the use of the Internet grows. The tremendous growth and potential market size of the Internet access market has attracted and likely will continue to attract many new start-ups as well as existing businesses from different industries.

     In some cases, we will be forced to compete with and/or buy services from government-owned or subsidized telecommunications providers. Some of these providers may enjoy a monopoly on telecommunications services essential to our business or other competitive advantages. We can give no assurance that we will be able to purchase such services at a reasonable price or at all. In addition to the risks associated with our previously described competitors, foreign competitors may pose an even greater risk, as they may possess a better understanding of their local markets and customs, and enjoy better relationships with customers and suppliers.

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We can give no assurance that we can obtain similar levels of local knowledge, access or expertise. Failure to obtain that knowledge could place us at a significant competitive disadvantage.

Dependence on Key Personnel

     Competition for qualified employees and personnel in the Internet services industry is intense and there are a limited number of people with knowledge of and experience in the Internet service industry. The process of locating personnel with the combination of skills and attributes required to carry out our strategies may often be lengthy. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such people. Our employees may voluntarily terminate their employment with us at any time. We can give no assurance that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect our business, financial condition or results of operations.

Possible Need for Financing

     To achieve our business plan, we may require significant financing for acquisitions, capital expenditures and working capital requirements. Although we believe that we will be able to obtain such financing, as necessary, through additional borrowings or placements of debt or equity securities, there can be no assurance that these sources of funds will be available or, if available, on favorable terms. In addition, such financing could substantially dilute or diminish the value of our outstanding Common Stock, including the Common Stock offered hereby. Presently, the majority of our revenues consist of earn-out payments from the sale of our commodities business in 1996 and income from operations of our majority-owned British subsidiary, IFX Ltd. The amount of the earn-out payments depends upon the profitability of the business that was sold and decrease, successively, over the remainder of the payment period which ends on December 31, 2001. There can be no assurance that such revenues will continue or will continue at their current levels, or that we will have sufficient financial resources to acquire ISPs or develop our own network infrastructure, which would have significant adverse effects on our future financial results. No assurance can be given that actual cash requirements will be met, that such requirements will not exceed our budget or that anticipated revenues will be realized.

Risk of Internet Technology Trends and Evolving Industry Standards

     Our products and services will be targeted toward users of the Internet, which has experienced rapid growth. The market for Internet access and related services is relatively new and characterized by rapidly changing technology, evolving industry standards, changes in customer needs and frequent new product and service introductions. Our future success will depend, in part, on our ability to effectively use leading technologies, to continue to develop our technical expertise, to enhance our current services, to develop new products and services that meet changing customer needs, and to influence and respond to emerging industry standards and other technological changes on a timely and cost-effective basis. We can give no assurance that we will be successful in accomplishing these tasks or that such new technologies or enhancements will achieve market acceptance. We believe that our ability to compete successfully is also dependent upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. We can give no assurance that we will be able to effectively address the compatibility and interoperability issues raised by technological changes or new industry standards. In addition, we can give no assurance that services or technologies developed by others will not render our services or technology uncompetitive or obsolete. If the market for Internet access services fails to develop, develops more slowly than expected, or becomes saturated with competitors, or if the Internet access and services offered by us and our ISPs are not broadly accepted, our business, operating results and financial condition will be materially adversely affected.

     In addition, critical issues concerning the commercial use of the Internet remain unresolved and may impact the growth of Internet use, especially in our target business market. Despite growing interest in the many

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commercial uses of the Internet, many businesses have been deterred from purchasing Internet access services for a number of reasons, including:

     -    inconsistent quality of service;

     -    lack of availability of cost-effective, high-speed options;

     -    a limited number of local access points for corporate users;

     -    inability to integrate business applications on the Internet;

     -    the need to deal with multiple and frequently incompatible vendors;

     - inadequate protection of the confidentiality of stored data and information moving across the Internet; and

     -    a lack of tools to simplify Internet access and use.

     In particular, numerous published reports have indicated that a perceived lack of security of commercial data, such as credit card numbers, has significantly impeded commercial use of the Internet to date. There can be no assurance that encryption or other technologies will be developed that satisfactorily address these security concerns. Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. The adoption of the Internet for commerce and communications, particularly by those individuals and enterprises which have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new strategy that may make their existing personnel and infrastructure obsolete. The failure of the market for business-related Internet solutions to continue to develop would adversely impact our business financial condition and result of operations.

Year 2000 Compliance

     We are aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The "Year 2000" problem is concerned with whether computer systems will properly recognize date sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate wrong data or fail. The Year 2000 problem is pervasive and complex, as virtually every company's computer operations will potentially be affected in some way.

     We are currently engaged in a process to evaluate our internal status with respect to the Year 2000 issue, utilizing certain employees in our evaluation of possible Year 2000 problems. The costs and expenses of such an evaluation have not been material. To date, we have not discovered Year 2000 issues in the course of our assessment that would have a material adverse effect on our business, results of operations or financial condition; however, we can give no assurance that all Year 2000 issues were discovered during the assessment or that we will not discover additional Year 2000 issues that could have such an effect.

     Concurrently with the analysis of our internal systems, we have begun to survey third-party entities with which we transact business, including critical vendors and financial institutions, for Year 2000 compliance. With respect to the most critical vendors, we are in the process of evaluating the Year 2000 preparedness of our telecommunications providers, on which we are reliant for the network services crucial to web hosting and Internet connectivity services. We are actively working to mitigate any potential impact by maintaining diverse

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providers for such network services. However, failure of any one provider may have a material impact on our operations. We expect to complete this survey in the third quarter of 1999. At this time, we cannot estimate the effect, if any, that non-compliant systems at these entities could have on us, and we can give no assurance that the impact, if any, will not be material.

                           FORWARD-LOOKING STATEMENTS

     The statements contained in this Prospectus that are not historical fact are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995). The safe harbor provisions provided in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), apply to forward-looking statements the Company makes. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy that involve risks and uncertainties. The Company wishes to caution you that these forward-looking statements addressing the timing, costs and scope of the Company's acquisition of, or investments in, existing or future ISPs, the revenue and profitability levels of the ISPs in which the Company invests, the anticipated reduction in operating costs resulting from the integration and optimization of those ISPs, and other matters contained above and in this Prospectus regarding matters that are not historical facts, are only predictions. The Company can give no assurance that the future results indicated, whether expressed or implied, will be achieved. These projections and other forward-looking statements are based upon a variety of assumptions relating to the Company's business, which, although the Company considered reasonable, may not be realized. Because of the number and uncertainties of the assumptions underlying the Company's projections and forward-looking statements, some of the assumptions may not materialize and unanticipated events and circumstances may occur subsequent to the date of this Prospectus. These forward-looking statements are based on current expectations, and the Company assumes no obligation to update this information. The inclusion of projections and other forward-looking statements should not be regarded as a representation by the Company or any person that these estimates and projections will be realized, and actual results may vary materially.


                                IFX'S BUSINESS

Former and Current Business of IFX

     Prior to July 1996, the primary business of IFX Corporation ("IFX" or the "Company") was providing commodity brokerage services. On July 1, 1996, IFX sold substantially all of its brokerage assets (other than certain assets of its majority-owned U.K. subsidiary) to E.D. & F. Man International, Inc., a unit of E.D. & F. Man Group, plc, a London-based international trading and finance conglomerate, for a purchase price consisting of cash earn-out payments based upon the sold business's profitability during the sixty-six months following the sale. Since July 1996, IFX's revenues have consisted primarily of earn-out payments from the sale, interest income and income from operations of the Company's majority-owned British subsidiary, IFX Ltd., which conducts foreign exchange business as a registrant of the British Securities and Futures Authority. IFX currently is assessing the advisability of its continuing investment in IFX Ltd.

     Through December 31, 1998, IFX received approximately $8.7 million of earn-out payments from the July 1996 sale of its brokerage assets. Prior to 1999, the earn-out payments were based on 40% of the sold business' profitability. Presently, the earn-out payments are based on 30% of the sold business' profitability and, in 2000 and 2001, will be based on 20% of the sold business' profitability.

     IFX believes that the Internet and telecommunications industries present significant opportunities for IFX's future investment and growth. In particular, IFX believes that the market for Internet services in Latin

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America presents substantial growth potential due to the increasing demand for
Internet services, relatively low market penetration and the absence of any dominant regional or pan-regional (i.e., intercountry) service providers. Accordingly, IFX has begun to pursue, and intends to continue to pursue, the acquisition and development of Internet access and related services businesses, initially in Venezuela, Chile, Columbia, Argentina, Bolivia and Mexico, with the proceeds from the sale of its brokerage assets, private equity offerings and possibly through joint venture transactions. Ultimately, IFX seeks to form a Latin American pan-regional network of ISPs under the brand name UNETE, such that a subscriber travelling in Latin America would be able to access the Internet by making a local telephone call, regardless of whether or not such subscriber was in his or her home country.

     IFX is incorporated under the laws of the State of Delaware. Our principal executive offices are located at 200 West Adams Street, Suite 1460, Chicago, Illinois 60606, and our telephone number is (312) 419-9530. Our web site is http://www.ifxcorp.com.

Recent Developments and Acquisitions

     Joint Venture with International Technology. In November 1998, IFX entered into a joint venture with International Technology. The purpose of the joint venture is to provide Internet services and to make investments in existing ISPs and related businesses, primarily in Latin America and other international markets. IFX chose to pursue this joint venture because it believes that International Technology has extensive experience and existing business relationships with participants in the computer distribution and communications industries in Latin America, which relationships will be useful in developing IFX's Internet access and related services business in these markets.

     IFX and International Technology each contributed $1,000,000 to the joint venture and may contribute up to an additional $3,000,000 each to the venture; however, neither party is required to make any additional capital contributions. In connection with the formation of the joint venture, International Technology purchased 500,000 shares of Common Stock from IFX at a purchase price of $2.00 per share and obtained an option to purchase up to an additional 5,500,000 shares of Common Stock for $2.00 per share. International Technology's purchase option expires in January 2002; however, if International Technology makes additional capital contributions of at least $3,000,000 to the joint venture before January 2002, the expiration date of the option will be extended until January 2004.

     Investment in Telcom.Net, L.P. In December 1998, IFX acquired a 25% limited partnership interest in Telcom.Net, L.P. ("Telcom.Net"), a telecommunications and Internet software development company based in Miami, Florida. As a result, IFX's subscribers will have the option to receive voice-over Internet services provided by Telcom.Net. The general partner and co-founder of Telcom.Net is Joel
M. Eidelstein, IFX's President. The limited partnership interest entitles IFX to receive priority distributions of up to $200,000, the amount of capital invested by IFX in Telcom.Net, and, after all of Telecom.Net's other partners have received priority distributions equal to their aggregate invested capital, IFX is entitled to receive 25% of the profits of Telcom.Net. In addition, IFX has guaranteed certain liabilities owed by Telcom.Net to Qwest/LCI, International.

     Argentinean License. On March 23, 1999, IFX was granted a license from the government of Argentina to offer full value added telecommunications services and data transmission throughout the country of Argentina.

     Columbian Lease. IFX is presently leasing, and is awaiting approval of, a license from the government of Columbia which would permit it to offer full value added telecommunications services and data transmission throughout the country of Columbia.

     Creation of Direct U.S. Internet Connection. On March 25, 1999, IFX entered into an agreement with InterPacket Group, Inc., a provider of high speed Internet access and telephony services to the international

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wholesale market, to provide IFX up to 50 Mbps of Internet connectivity to be allocated among IFX's planned sites throughout Latin America.

     Interweb Mexico, S.A. de C.V. On April 8, 1999, IFX purchased all of the capital stock of Interweb Mexico, S.A. de C.V. ("Interweb"), a leading ISP in Mexico City, Mexico. Interweb currently serves customers throughout Mexico City, providing standard dial-up connections, dedicated Internet products, wireless access and web hosting.

     International Connection Service 1500, C.A. On April 15, 1999, IFX acquired, through an indirect wholly-owned subsidiary, all of the capital stock of International Connection Service 1500, C.A. ("Intercon"), an ISP based in Caracas, Venezuela. Intercon currently serves customers throughout Venezuela's nine largest cities, providing standard dial-up connections, dedicated Internet products, wireless access and web hosting. In connection with the acquisition of Intercon, the Company also entered into a consulting agreement with a former owner and employee of Intercon, who will provide consulting services to Intercon in exchange for compensation based on customer growth and retention.

     Certain of the shares of Common Stock of the Company which are being registered hereby were issued to the sellers of Intercon. See "Selling Stockholders" below.

     Eldish Marketing, C.A. On April 16, 1999, through Intercon, the Company acquired certain Internet service-related assets, including customer lists, from Eldish Marketing, C.A. ("Eldish"), an ISP located in Caracas, Venezuela. The Company intends to consolidate the customers acquired from Eldish into Intercon. Certain of the shares of Common Stock of the Company which are being offered hereby were issued in connection with the acquisition of these assets. See "Selling Stockholders" below.

     Yupi Internet, Inc. On April 23, 1999, IFX entered into an agreement with Yupi Internet, Inc. ("Yupi"), a Miami, Florida based company. Yupi has developed a Spanish-language web navigation and portal site where customers and businesses from Latin America, Spain and the U.S. may gather, interact, transact business with one another and return to during their Internet access periods. Pursuant to such agreement, IFX invested $3 million into Yupi in exchange for convertible preferred stock and received the right to acquire up to 25,901 shares of the common stock of Yupi at an exercise price of $23.16 per share.

     Interaccess, S.A. On May 13, 1999, IFX purchased all of the capital stock of Interaccess, S.A. ("Interaccess"), a leading ISP located in Santiago, Chile. Interaccess currently serves customers throughout Chile, providing standard dial-up connections, dedicated Internet products, wireless access and web hosting.

     Zupernet Ltda. On May 27, 1999, IFX purchased substantially all of the capital stock of Zupernet, Ltda. ("Zupernet"), an ISP located in La Paz, Bolivia. Zupernet currently serves customers throughout Bolivia, providing standard dial-up connections, dedicated Internet products, wireless access and web hosting.


                                USE OF PROCEEDS

     IFX will not receive any proceeds from the sale by the stockholders identified in this Prospectus (the "Selling Stockholders") of any of the shares of Common Stock (the "Shares") covered by this Prospectus.

                             SELLING STOCKHOLDERS

     The following table sets forth with respect to each of the Selling Stockholders (i) the number of Shares beneficially owned as of June 15, 1999 and prior to the offering contemplated hereby, (ii) the maximum number of Shares which may be sold in the offering pursuant to this Prospectus and (iii) the number of Shares which will be beneficially owned after the offering, assuming the sale of all Shares set forth in (ii) above:



                                   Beneficial Ownership                     Beneficial Ownership
                                     Prior to Offering                         After Offering
                                  -----------------------    Shares to Be   --------------------
 Selling Stockholders             Shares(1)   Percentage       Offered       Shares   Percentage
----------------------            ----------  -----------    ------------   -------  -----------
Samy Schwartz Urbach...........     8,948          *              8,948        0            -
Brian Reale....................     8,948          *              8,948        0            -

___________
*  Less than 1%.

(1) For purposes of this table, a person is deemed to have "beneficial ownership" of any shares of Common Stock which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares of Common Stock held by each person named above, any security which such person has the right to acquire from IFX within 60 days after the date of this Prospectus is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

___________

     The Shares offered hereby were acquired by the Selling Stockholders from IFX in connection with IFX's acquisition in May 1999 of substantially all of the share capital of Zupernet, an ISP located in La Paz, Bolivia. See "IFX's Business". The Shares acquired by the Selling Stockholders from IFX are "restricted securities" within the meaning of the Securities Act. Consequently, in accordance with the provisions of the acquisition agreement, this Prospectus has been prepared for the purpose of registering the Shares under the Securities Act to enable the Selling Stockholders to make future sales without restriction. Following completion of such acquisition, Mr. Reale became a general manager of a subsidiary of IFX.


                             PLAN OF DISTRIBUTION

     IFX is registering the Shares on behalf of the Selling Stockholders. The Shares covered by this Prospectus may be offered and sold by the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by a Selling Stockholder or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the Nasdaq SmallCap Market, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (d) the writing (sale) of put or call options on the Shares; (e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and, upon any subsequent foreclosure, the disposition of the Shares by the lender thereunder; and (f) any other legally available means.

     To the extent required with respect to a particular offer or sale of the Shares, a Prospectus Supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this Prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

     The Selling Stockholders may transfer the Shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this Prospectus by any such recipient could exceed 500 Shares, then a Prospectus Supplement would need to be filed pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such Prospectus Supplement would be required to be delivered, together with this Prospectus, to any purchaser of such Shares.

     In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of IFX's Common Stock in the course of hedging the positions they assume with Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the Shares short and redeliver the Shares to close out such short positions.

     The Selling Stockholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, IFX has informed the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act. The aggregate net proceeds to the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions.

     Each of the Selling Stockholders is acting independently of IFX in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by IFX in connection with the distribution of the Shares. There is no assurance, therefore, that the Selling Stockholders will sell any or all of the Shares. In connection with the offer and sale of the Shares, IFX has agreed to make available to the Selling Stockholders copies of this Prospectus and any applicable Prospectus Supplement and has informed the Selling Stockholders of the need to deliver copies of this Prospectus and any applicable Prospectus Supplement to purchasers at or prior to the time of any sale of the Shares offered hereby.

     The Shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.

     IFX will not receive any proceeds from the sale of the Shares covered by this Prospectus and has agreed to pay all of the expenses incident to the registration of the Shares, other than discounts and selling concessions or commissions, if any, and fees and expenses of counsel for the Selling Stockholders, if any.

                           DESCRIPTION OF SECURITIES

     Pursuant to the Company's Certificate of Incorporation, as amended (the "Certificate"), the Company is authorized to issue an aggregate of 150,000,000 shares of Common Stock, par value $.02 per share. As of June 14, 1999, there were 6,835,943 shares of Common Stock outstanding. As of June 14, 1999, there were approximately 886 holders of record of Common Stock. The Common Stock is listed on the Nasdaq SmallCap Market under the symbol "FUTR."

     The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor, if and when declared by the Board of Directors and in such amounts as the Board of Directors may from time to time determine. The shares of Common Stock are neither redeemable nor convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive, pro rata, the assets of the Company that are legally available for distribution, after payment of all debts and other liabilities of the Company. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of stockholders. There is no cumulative voting in the election of directors.

Delaware Statutory Business Combination Provision

     Section 203 of the Delaware General Corporation Law (the "DGCL") is applicable to corporate takeovers in Delaware. Subject to certain exceptions set forth therein, Section 203 of the DGCL provides that a corporation shall not engage in any business combination with any "interested shareholder" for a three-year period following the date that such shareholder becomes an interested shareholder unless (a) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder, (b) upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain specified shares) or (c) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested shareholder. Except as specified therein, an "interested shareholder" is defined to include any person that is (i) the owner of 15% or more of the outstanding voting stock of the corporation, (ii) an affiliate or associate of that corporation who or which and owned 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the relevant date, and (iii) an affiliate or associate of the persons described in the foregoing clauses (i) or (ii).

     In its Certificate, the Company has elected not to be governed by the restrictions imposed by Section 203 of the DGCL. Accordingly, in the event the Company becomes the subject of a takeover or third party acquisition attempt, it may not be able to avail itself of the benefits afforded by Section 203 of the DGCL.

Transfer Agent and Registrar

     The Transfer Agent and Registrar for the Common Stock is Harris Trust and Savings Bank.

                                 LEGAL MATTERS

     The validity of the Shares offered hereby will be passed upon for IFX by Neal, Gerber & Eisenberg, Chicago, Illinois.


                                    EXPERTS

     The consolidated financial statements of IFX as of June 30, 1998 and 1997 and for each of the three years in the period ended June 30, 1998, incorporated in this Prospectus by reference to IFX's Annual Report on Form 10-K for the fiscal year ended June 30, 1998, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report with respect thereto, which is incorporated by reference herein. Such financial statements are incorporated by reference herein in reliance upon the authority of such firm as experts in auditing and accounting.


                        WHERE TO FIND MORE INFORMATION

     IFX has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act, relating to the shares of common stock to be sold or otherwise transferred by the Selling Stockholders identified herein. This Prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits not included herein.

     IFX is subject to the informational requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports with the Commission. You can read and copy the Registration Statement and the other statements and reports that we file with the Commission at the Commission's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings with the Commission are also available from the Commission's web site at http://www.sec.gov. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference rooms. The Common Stock is listed on the Nasdaq SmallCap Market and our reports can also be inspected at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20549.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We file annual, quarterly and special reports and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the following documents:

          1. Our Annual Report on Form 10-K for the fiscal year ended June 30, 1998, filed September 17, 1998;

          2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended October 31, 1998, filed November 16, 1998;

          3. Our Current Report on Form 8-K, filed November 25, 1998; and

          4. Our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 1998, filed February 11, 1999.

          5. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, filed May 14, 1999.

     To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits), call or write IFX Corporation, 200 West Adams Street, Suite 1460, Chicago, Illinois 60606, Attention:
     Secretary, Telephone (312) 419-9530.